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EXCHANGE ACT OF 1934

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INVESTMENT MANAGERS SERIES TRUST II

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August 29, 2018

Dear Client,

We are pleased to announce an exciting partnership between Regal Investment Advisors, LLC, (“Regal”) and North Star Investment Management Corp. (“North Star”), and Durand Capital Partners (“DCP”). We have recommended, and the Boards of Trustees of Investment Managers Series Trust II and Northern Lights Fund Trust II approved, a merger of the Regal Total Return Fund (“RTRTX”) into the North Star Opportunity Fund (“NSOPX”). This merger is subject to approval by shareholders of RTRTX. NSOPX has a similar investment objective, principal investment strategies, principal investment risks, and fundamental and non-fundamental investment policies as RTRTX.

NSOPX is managed by North Star, a Chicago-based investment management firm servicing individual investors and pooled accounts since 2003. North Star manages approximately $1.3 billion in client assets as of December 31, 2017.

We believe this merger creates a “win” for the shareholders of RTRTX. In particular, we anticipate the merged fund will have a lower gross expense ratio than RTRTX, and North Star has agreed to limit total annual operating expenses for NSOPX (excluding certain expenses)1 after consummation of the merger, to match the expense limitation for RTRTX. We believe that shareholders may benefit over time from the possible operating efficiencies and economies of scale that may result from combining the assets of the two funds. In addition, we believe shareholders will benefit from the significant additional investment management knowledge and experience of the current NSOPX portfolio management team.

Jim Tassoni, the CEO/CIO of Durand Capital Partners, Chief Investment Officer of Regal and Chairman of its Investment Committee, and current lead portfolio manager of the Regal Total Return Fund, will remain as one of the lead portfolio managers of the merged fund and will have a significant role in the investment management. Jim will continue to manage portfolios for Durand Capital Partners and all of his (and Logan’s) contact information will remain the same. After the merger, you should continue to reach out to Jim if you have any questions regarding the Fund.

This merger will allow us to add significant investment management knowledge and experience, thereby deepening the talent and capabilities of the team. The following provides brief biographies for the team members from North Star who will have responsibility in the day-to-day management of the fund:

Eric Kuby has over 30 years of experience serving both individual and institutional clients. As Chairman of North Star’s Investment Committee, he is responsible for overseeing the firm’s various investment strategies. Eric holds an M.B.A. in Finance as well as a B.A. in Economics from The University of Chicago.

[1]	The total annual operating expense limitation excludes front-end or contingent deferred loads, brokerage fees and commissions, acquired fund fees and expenses, borrowing costs (such as interest and dividend expense on securities sold short), taxes, and extraordinary expenses such as litigation.

An SEC registered investment advisor.

Brad Cohen has 20 years of financial industry experience. Prior to joining North Star Brad had experience as a member, specialist, and trader on the Chicago Stock Exchange. Brad graduated from the University of Maryland and received his J.D. from Marquette Law School.

Shel Goodman began his career at the Federal Reserve Bank of New York on the Open Market Trading desk 52 years ago and later he founded the high-yield trading division at Goldman Sachs. Sheldon holds a Masters in Economics from The City University of New York.

Peter Gottlieb has over 25 years of experience in the financial services industry. Peter has served as the treasurer of several charitable and political organizations and as a director of a Chicago-area bank, a publicly traded business development company, and a community hospital. Peter earned his B.A. from the University of Michigan School of Business.

It is anticipated that, if approved by shareholders, the merger will occur in October and that your shares of the Regal Total Return Fund will be exchanged for North Star Opportunity Fund shares at that time. It is anticipated that this will be a tax-free exchange.

Enclosed is a brief notification about this merger. Next month, you will receive a proxy statement asking you to approve this merger and we ask that you respond in a timely manner.

We are very excited about this opportunity to add quality expertise to you and your advisor’s experience.

Should you have any questions, please contact your financial advisor.

Thank you again for your continued trust and affiliation.

Sincerely,

John Kailunas II

Chief Executive Officer

Regal Investment Advisors, LLC

Investing in the Fund involves risk, including possible loss of principal invested.

An investor should consider the Fund’s investment objectives, risks, charges and expenses carefully before investing. This and other important information about the investment company can be found in the Fund’s prospectus. To obtain a prospectus, please contact your financial advisor or please call 844.66. REGAL(73425). Please read the prospectus carefully before investing.

The distributor of the Regal Total Return Fund is IMST Distributors, LLC.

An SEC registered investment advisor.